Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-        ) pertaining to the 2010 Restated Non-Employee Director Restricted Stock Plan of AMERISAFE, Inc. of our reports dated March 9, 2010 with respect to the consolidated financial statements and schedules of AMERISAFE, Inc., and the effectiveness of internal control over financial reporting of AMERISAFE, Inc., included in AMERISAFE, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Ernst & Young LLP

New Orleans, Louisiana

November 5, 2010